AMERICAN CENTURY - BENHAM PRIME MONEY MARKET FUND
                                YIELD CALCULATION
                                FEBRUARY 28, 1997




Effective Yield: = [(Base Period Return + 1) 365/7 ]  - 1


Base Period Return  =  0.0009473


7 Day Effective Yield  =  5.06%


          Yield = I/B X 365/7

               Y = Yield
               I = total income of hypothetical account over the seven day period
               B = beginning account value

               I = 0.00094725
               B =      $1.00

          7 Day Current Yield  =  4.94%